                                                                    Exhibit 99.1

                                                        CORPORATE COMMUNICATIONS
GRACE NEWS
                                                        W.R. Grace $ Co.
                                                        7500 Grace Drive
                                                        Columbia, MD 21044

CONTACT:   Media Relations:                       Investor Relations:
           Greg Euston                            Bridget Sarikas
           (212) 468-3734                         (410) 531-4194
           greg.euston@mslpr.com                  investor.relations@grace.com

           GRACE REPORTS THIRD QUARTER FINANCIAL RESULTS

COLUMBIA, Maryland, October 31, 2005 -- W. R. Grace & Co. (NYSE: GRA) today announced its financial results for the third quarter and nine-month period ended September 30, 2005. Highlights are as follows:

| |  Sales for the third quarter of 2005 were $653.4 million compared with
     $579.9 million in the prior year quarter, a 12.7% increase. The increase was attributable to higher sales volume in all geographic regions, improved product mix, selling price increases in response to cost inflation and, to a lesser degree, acquisitions and favorable currency translation. Sales increased 11.4% for the Davison Chemicals segment and 14.1% for the
     Performance Chemicals segment.

| |  Net income in the third quarter 2005 was $32.1 million, or $0.48 per diluted share, compared with $48.0 million, or $0.72 per diluted share, in the prior year quarter. Net income in the 2004 third quarter included a
     $50.0 million pre-tax gain ($32.5 million after tax) from a litigation settlement. The 2005 third quarter includes a $16.0 million favorable change in estimated liabilities for tax exposures.

| |  Pre-tax income from core operations was $59.1 million, 2.4% higher than the third quarter of last year. Pre-tax operating income of the Performance
     Chemicals segment was $45.5 million, up 15.2% compared with the 2004 third quarter, attributable principally to higher sales volume, partially offset by higher raw material costs, which exceeded the effect of selling price increases. Pre-tax operating income of the Davison Chemicals segment was
     $36.8 million, down 13.6% compared with the third quarter last year, primarily due to lost sales and extra costs related to Hurricanes Katrina and Rita in the Gulf of Mexico region of the United States, as well as higher costs of energy and certain raw materials. Grace's production facility for refining catalysts in Lake Charles, Louisiana, was shutdown for two weeks by Hurricane Rita. Grace satisfied customer demand from its other catalysts plants, incurring added production and distribution costs, and added expenses to support its displaced workers in Lake Charles.

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                                      -2-

| |  Sales for the nine months ended September 30, 2005 were $1,933.1 million compared with $1,670.8 million for the first nine months of 2004, a 15.7%
     increase. Net income for the same periods was $67.9 million, or $1.01 per diluted share, compared with $85.1 million, or $1.29 per diluted share. The decline in net income is principally associated with the one-time gain from the settlement of litigation in the 2004 third quarter. Pre-tax income from core operations amounted to $155.4 million for the first nine months of
     2005, a 6.8% increase over the same period last year, primarily attributable to higher sales.

"We continued to deliver solid sales growth in the third quarter despite the impact of the hurricanes in the Gulf of Mexico," said Grace's President and
Chief Executive Officer Fred Festa. "Operating income from our Performance
Chemicals segment benefited from good construction markets and the success of growth initiatives, more than offsetting the difficulties faced by our Davison
Chemicals segment from the hurricanes. All of our workers at our Lake Charles,
Louisiana site are safe and the facility is back to full production after being off-line for two weeks. The hurricanes have caused reduced production at certain customer sites, added costs for support of workers and customers through the recovery period, and higher energy costs caused by supply dislocation. We will continue to work with our customers to balance our selling prices with an unprecedented increase in energy and material costs."

CORE OPERATIONS
---------------
DAVISON CHEMICALS

Third quarter sales for the Davison Chemicals segment were $338.3 million, up
11.4% from the prior year quarter, mainly reflecting strong global demand for reduced-sulfur transportation fuels and higher selling prices to partially offset increases in raw material costs. Currency translation was not a significant factor in the third quarter. Sales of refining technologies products, which include fluid cracking catalysts, hydroprocessing catalysts and performance additives used in petroleum refining, were $197.7 million in the third quarter, up 16.9% compared with the prior year quarter. The increase resulted from higher volume of hydroprocessing catalysts in response to worldwide demand for cleaner fuels, and added revenue from the contractual pass-through of metals costs. Hurricanes Katrina and Rita, which caused shut-downs of a number of refineries in the United States, negatively affected sales of fluid cracking catalysts in the third quarter and is likely to

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                                       -3-

continue to have some negative effect in the fourth quarter. Grace is evaluating the potential insurance recovery for business interruption costs. Sales of specialty materials products, which include silica-based engineered materials, specialty catalysts, and products used for drug discovery and purification, were
$140.6 million, up 4.4% compared with the third quarter of 2004. The increase was primarily attributable to sales from the acquisition of Alltech
International Holdings, Inc., completed in August 2004, increases in selling prices to address raw material cost inflation, and a better product sales mix;
offset by lower sales of engineered materials in Europe as a result of lower economic activity in parts of that region.

Operating income of the Davison Chemicals segment for the third quarter of 2005 was $36.8 million compared with $42.6 million in the 2004 third quarter, a 13.6%
decrease. Operating margin was 10.9%, about 3.1 percentage points lower than the prior year quarter. The decrease in operating income was primarily attributable to the loss of sales and added costs related to Hurricanes Katrina and Rita.
These losses, together with higher energy and raw material costs, more than offset improvements in operating income of Davison operations not affected by the hurricanes.

Sales of the Davison Chemicals segment for the first nine months of 2005 were
$1,031.9 million, up 18.3% from the same period of 2004 (16.6% excluding the favorable effects of currency translation). Year-to-date operating income was
$117.6 million, compared with $112.1 million for the prior year, a 4.9%
increase, with operating margins at 11.4% compared with 12.8% last year.
Year-to-date operating results reflect higher sales in all regions and major product lines offset by the negative effects of the hurricanes in the Gulf of
Mexico, higher raw material and energy costs and costs associated with integrating business functions and processes.

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                                      -4-

PERFORMANCE CHEMICALS

Third quarter sales for the Performance Chemicals segment were $315.1 million, up 14.1% from the prior year quarter, primarily as a result of strong growth in sales volume worldwide and increases in selling prices, which partially offset higher raw material costs. Currency translation was not a significant factor in the third quarter. Sales of specialty construction chemicals, which include concrete admixtures, cement additives and masonry products, were $161.2 million, up 17.9% compared with the prior year quarter. Sales were up in all regions, mainly reflecting geographic expansion and other growth initiatives, as well as strong construction activity, primarily in North America. Sales of specialty building materials, which include waterproofing and fire protection products, were $77.9 million, up 13.6% compared with the third quarter of 2004. The increase reflects higher sales of roofing underlayments to the residential segment in North America, added sales from the acquisition of the TRI-FLEX 30(R)
synthetic roofing underlayment product line in December 2004, and higher sales of specialty below-grade commercial waterproofing worldwide. Sales of Darex(R)
specialty sealants and coatings, used in rigid food and beverage packaging, were
$76.0 million, up 7.3% compared with the third quarter of 2004. Sales were up in all geographic regions as a result of the continued commercial success of
Daraform(R) closure sealants and specialty can coatings, as well as selling price increases, which partially offset higher raw material costs.

Operating income for the Performance Chemicals segment was $45.5 million in the third quarter of 2005 compared with $39.5 million for third quarter of 2004, a
15.2% increase. Operating margin of 14.4% was slightly higher than the third quarter of last year. Higher operating income and margins were primarily a result of sales volume growth, offset by raw material inflation, which exceeded the effect of selling price increases.

Sales of the Performance Chemicals segment for the nine months ended September
2005 were $901.2 million, up 12.9% from 2004 (11.0% excluding the favorable effects of currency translation). Year-to-date operating income was $118.5 million compared with $106.0 million for the first nine months of the prior year, a 11.8% increase, reflecting higher sales volume and positive results from productivity and cost containment initiatives, offset by raw material cost inflation, which exceeded the impact of selling price increases. Operating margin of 13.1% was about even with the first nine months of last year.

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                                      -5-

CORPORATE COSTS

Third quarter corporate costs related to core operations were $23.2 million compared with $24.4 million in the prior year quarter, and $80.7 million for the first nine months in 2005 compared with $72.6 million for the first nine months of last year. The year-to-date increase was attributable primarily to higher pension expense, resulting from updated assumptions for expected life-spans, the longevity of Grace's active work force and amortization of deferred costs related to capital market returns in recent years, which were factored into corporate costs by the third quarter of last year.

OTHER MATTERS
-------------

During the third quarter of 2005, Grace lowered its liability estimates for continuing tax exposures by $16 million to account for resolution in the quarter of previously considered risks in prior period tax returns. The benefit of this change in estimate is reflected as an offset to normal income tax expense in the quarter.

As previously disclosed, Grace and current and former employees are defendants in a criminal proceeding related to former vermiculite mining operations in
Montana, and Grace and two employees are defendants in a civil lawsuit which was filed in the second quarter of 2005 related to the clean-up of a former vermiculite processing site in New Jersey. Grace's third quarter and year-to-date financial statements include $5.5 million and $14.5 million, respectively, of legal costs (included as part of "Selling, general and administrative expenses" in the Consolidated Statement of Operations, and
"Pre-tax income (loss) from noncore activities" in the Segment Basis Analysis)
for the defense of Grace and the named individuals with respect to these lawsuits. At this time, Grace cannot predict the outcome of these lawsuits nor the extent of any financial impact. Defense costs are being expensed as incurred.

Also as previously disclosed, Grace's amended proposed plan of reorganization provides for interest on general unsecured claims (not payable until a plan is confirmed) at rates that generally range from 4.19% to 6.09%. Such rates were applied to Grace's estimate of eligible claims for the three-month and nine-month periods ended September 30, 2005, increasing third quarter and year-to-date interest expense by approximately $9 million and $29 million, respectively.

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                                      -6-
CASH FLOW AND LIQUIDITY
-----------------------

Grace's net cash flow from operating activities was $5.8 million for the first nine months of 2005, compared with $167.4 million for the comparable period of
2004. In addition to an increase in working capital in response to higher sales, the year-to-date 2005 cash flow includes payments aggregating $130.2 million to resolve U.S. federal tax return audits and an environmental contingency at a formerly owned site and for the roll-forward of dollar-to-euro currency contracts. Year-to-date 2005 pre-tax income from core operations before depreciation and amortization was $241.5 million, 6.9% higher than the first nine months of 2004, a result of the higher income from core operations described above. Cash used for investing activities was $31.3 million for the first nine months of 2005, primarily reflecting capital replacements, partially offset by proceeds from the termination of life insurance policies.

At September 30, 2005, Grace had available liquidity in the form of cash ($463.5 million), net cash value of life insurance ($83.0 million) and available credit under its debtor-in-possession facility ($211.6 million). Grace believes that these sources and amounts of liquidity are sufficient to support its business operations, strategic initiatives and Chapter 11 proceedings for the foreseeable future.

CHAPTER 11 PROCEEDINGS
----------------------

On April 2, 2001, Grace and 61 of its United States subsidiaries and affiliates, including its primary U.S. operating subsidiary W. R. Grace & Co.-Conn., filed voluntary petitions for reorganization under Chapter 11 of the United States
Bankruptcy Code in the United States Bankruptcy Court for the District of
Delaware (the "Filing"). Grace's non-U.S. subsidiaries and certain of its U.S.
subsidiaries were not part of the Filing. Since the Filing, all motions necessary to conduct normal business activities have been approved by the
Bankruptcy Court.

On November 13, 2004, Grace filed a plan of reorganization, as well as several associated documents, including a disclosure statement, with the Bankruptcy
Court. On January 13, 2005, Grace filed an amended plan of reorganization (the
"Plan") and related documents to address certain objections of creditors and other interested parties. The amended Plan is supported by committees representing general unsecured creditors and equity holders, but is not supported by committees representing asbestos personal injury

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                                      -7-

claimants and asbestos property damage claimants. The Bankruptcy Court proceedings are currently focused on the estimation of Grace's asbestos-related liabilities. The Bankruptcy Court has approved a process and timeline for the estimation of asbestos-related property damage and personal injury claims, with estimation hearings targeted for September 2006.

Most of Grace's noncore liabilities and contingencies (including asbestos-related litigation, environmental claims, tax matters and other obligations) are subject to compromise under the Chapter 11 process. The Chapter
11 proceedings, including related litigation and the claims valuation process, could result in allowable claims that differ materially from recorded amounts.
Grace will adjust its estimates of allowable claims as facts come to light during the Chapter 11 process that justify a change, and as Chapter 11 proceedings establish court-accepted measures of Grace's noncore liabilities.
See Grace's recent Securities and Exchange Commission filings for discussion of noncore liabilities and contingencies.

                                    * * * * *

Grace is a leading global supplier of catalysts and other products and services to petroleum refiners; catalysts for the manufacture of plastics; silica-based engineered and specialty materials for a wide-range of industrial applications;
specialty chemicals, additives and materials for commercial and residential construction; and sealants and coatings for food packaging. With annual sales of more than $2.3 billion, Grace has over 6,500 employees and operations in nearly
40 countries. For more information, visit Grace's web site at www.grace.com.
                                                              -------------

                                    * * * * *

This announcement contains forward-looking statements that involve risks and uncertainties, as well as statements that are preceded by, followed by or include the words "believes," "plans," "intends," "targets," "will," "expects,"
"anticipates," or similar expressions. For such statements, Grace claims the protection of the safe harbor for forward-looking statements contained in the
Private Securities Litigation Reform Act of 1995. Actual results may differ materially from the results predicted, and reported results should not be considered as an indication of future performance. Factors that could cause actual results to differ from those contained in the forward-looking statements include those factors set forth in Grace's most recent Annual Report on Form
10-K, quarterly reports on Form 10-Q and other reports, which have been filed with the SEC. Readers are cautioned not to place undue reliance on forward-looking statements, which speak only as of the date thereof. Grace undertakes no obligation to publicly release any revisions to the forward-looking statements contained in this release, or to update them to reflect events or circumstances occurring after the date of this release.

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                                      -8-

GRACE NEWS

========================================================= ============================ ==============================
W.R. GRACE & CO. AND SUBSIDIARIES
CONSOLIDATED STATEMENT OF OPERATIONS                           THREE MONTHS ENDED           NINE MONTHS ENDED
(UNAUDITED)                                                       SEPTEMBER 30,                SEPTEMBER 30,
========================================================= ============================ ==============================
Amounts in millions, except per share amounts                 2005           2004           2005           2004
--------------------------------------------------------- -------------- ------------- --------------- --------------

 Net sales..............................................        $  653.4     $  579.9     $  1,933.1    $   1,670.8
                                                          -------------- ------------- --------------- --------------

Cost of goods sold, exclusive of depreciation
     and amortization shown separately below............           426.0        361.3        1,258.4        1,049.7
Selling, general and administrative expenses,
     exclusive of net pension expense and
     depreciation shown separately below................           111.3        104.7          350.0          317.6
Depreciation and amortization...........................            28.7         26.9           86.1           80.4
Research and development expenses.......................            14.9         13.1           45.1           38.8
Net pension expense.....................................            17.3         16.3           54.4           45.9
Interest expense and related financing costs............            13.4          4.5           41.3           12.3
Other (income) expense..................................            (4.4)       (50.5)         (34.4)         (49.1)
Provision for environmental remediation.................             -           20.0            -             20.0
                                                          -------------- ------------- --------------- --------------
                                                                   607.2        496.3        1,800.9        1,515.6
                                                          -------------- ------------- --------------- --------------
Income (loss) before Chapter 11 expenses,
     income taxes and minority interest.................            46.2         83.6          132.2          155.2
Chapter 11 expenses, net................................            (9.3)        (4.3)         (19.9)         (11.8)
Benefit from (provision for) income taxes...............             2.6        (28.0)         (26.0)         (51.9)
Minority interest in consolidated entities..............            (7.4)        (3.3)         (18.4)          (6.4)
                                                          -------------- ------------- --------------- --------------
     NET INCOME (LOSS)..................................        $   32.1      $  48.0    $      67.9    $      85.1
========================================================= ============== ============= =============== ==============

BASIC EARNINGS (LOSS) PER COMMON SHARE..................        $   0.48     $   0.73    $      1.02   $       1.30
Average number of basic shares..........................            66.9         65.8           66.8           65.7
DILUTED EARNINGS (LOSS) PER COMMON SHARE................        $   0.48     $   0.72    $      1.01   $       1.29
Average number of diluted shares........................            67.2         66.3           67.3           66.0
========================================================= ============== ============= =============== ==============

Note: The amounts in these financial statements are unaudited and are subject to change prior to the filing of Grace's Quarterly Report on Form 10-Q. Any changes will be reflected in the Form 10-Q and promptly disclosed publicly, if material.

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                                      -9-

================================================ =====================================  =======================================
W.R. GRACE & CO. AND SUBSIDIARIES
SEGMENT BASIS ANALYSIS                                    THREE MONTHS ENDED                   NINE MONTHS ENDED
(UNAUDITED)                                                  SEPTEMBER 30,                        SEPTEMBER 30,
================================================ =====================================  =======================================

Amounts in millions                                 2005        2004      % Change          2005        2004      % CHANGE
------------------------------------------------ ----------- ---------- --------------  ------------ ----------- --------------
NET SALES:
   DAVISON CHEMICALS
     Refining Technologies......................     $197.7     $169.1      16.9%         $605.4        $482.7       25.4%
     Specialty Materials........................      140.6      134.7       4.4%          426.5         389.8        9.4%
------------------------------------------------ ----------- ---------- --------------  ------------ ----------- --------------
  TOTAL DAVISON CHEMICALS                             338.3      303.8      11.4%        1,031.9         872.5       18.3%
------------------------------------------------ ----------- ---------- --------------  ------------ ----------- --------------

   PERFORMANCE CHEMICALS
     Construction chemicals.....................      161.2      136.7      17.9%          448.2         386.1       16.1%
     Building materials.........................       77.9       68.6      13.6%          226.1         199.5       13.3%
     Sealants & coatings........................       76.0       70.8       7.3%          226.9         212.7        6.7%
------------------------------------------------ ----------- ---------- --------------  ------------ ----------- --------------
  TOTAL PERFORMANCE CHEMICALS                         315.1      276.1      14.1%          901.2         798.3       12.9%
------------------------------------------------ ----------- ---------- --------------  ------------ ----------- --------------
TOTAL GRACE SALES                                    $653.4     $579.9      12.7%       $1,933.1      $1,670.8       15.7%
================================================ =========== ========== ==============  ============ =========== ==============

PRE-TAX OPERATING INCOME:
  Davison Chemicals.............................      $36.8      $42.6     (13.6%)        $117.6        $112.1        4.9%
  Performance Chemicals.........................       45.5       39.5      15.2%          118.5         106.0       11.8%
  Corporate costs...............................      (23.2)     (24.4)      4.9%          (80.7)        (72.6)     (11.2%)
------------------------------------------------ ----------- ---------- --------------  ------------ ----------- --------------
PRE-TAX INCOME FROM CORE OPERATIONS(a)..........       59.1       57.7       2.4%          155.4         145.5        6.8%
------------------------------------------------ ----------- ---------- --------------  ------------ ----------- --------------

PRE-TAX INCOME (LOSS) FROM NONCORE ACTIVITIES(a)       (7.7)      26.4    (129.2%)          (2.7)         12.6      (121.4%)
------------------------------------------------ ----------- ---------- --------------  ------------ ----------- --------------
Interest expense................................      (13.4)      (4.5)   (197.8%)         (41.3)        (12.3)        NM
Interest income.................................        0.8        0.7      14.3%            2.4           3.0      (20.0%)
------------------------------------------------ ----------- ---------- --------------  ------------ ----------- --------------
INCOME (LOSS) BEFORE CHAPTER 11 EXPENSES
     AND INCOME TAXES                                  38.8       80.3     (51.7%)         113.8         148.8      (23.5%)
Chapter 11 expenses, net........................       (9.3)      (4.3)   (116.3%)         (19.9)        (11.8)     (68.6%)
Benefit from (provision for) income taxes.......        2.6      (28.0)    109.3%          (26.0)        (51.9)      49.9%
------------------------------------------------ ----------- ---------- --------------  ------------ ----------- --------------

     NET INCOME (LOSS)                                $32.1      $48.0     (33.1%)         $67.9         $85.1      (20.2%)
================================================ =========== ========== ==============  ============ =========== ==============

================================================ =========== ========== ==============  ============ =========== ==============
KEY FINANCIAL MEASURES:
   Pre-tax income from core operations as a
       percentage of sales......................        9.0%       9.9%     (0.9) pts.       8.0%          8.7%      (0.7) pts.
   Pre-tax income from core operations before
       depreciation and amortization (a)........      $87.8      $84.6       3.8%         $241.5        $225.9        6.9%
       As a percentage of sales.................       13.4%      14.6%     (1.2) pts.      12.5%         13.5%      (1.0) pts.
================================================ =========== ========== ==============  ============ =========== ==============
NET SALES BY REGION:
   North America ...............................      $285.0     $253.0     12.6%          $826.1       $728.8      13.4%
   Europe.......................................       232.5      206.9     12.4%           698.4        606.2      15.2%
   Asia Pacific.................................        98.9       92.3      7.2%           304.6        251.8      21.0%
   Latin America................................        37.0       27.7     33.6%           104.0         84.0      23.8%
------------------------------------------------ ----------- ---------- --------------  ------------ ----------- --------------
TOTAL                                                 $653.4     $579.9     12.7%        $1,933.1     $1,670.8      15.7%
================================================ =========== ========== ==============  ============ =========== ==============

Note (a): The above chart, as well as the financial discussion in other parts of this earnings release, divides Grace's financial results between "core operations" and "non-core activities". Core operations comprise the financial results of Davison Chemicals, Performance Chemicals and the cost of corporate activities that directly or indirectly support business operations. In contrast, non-core activities comprise all other events and transactions not directly related to the generation of operating revenue or the support of core operations and generally relate to Grace's former operations and products. Grace uses pre-tax income from core operations as a factor in determining certain incentive compensation and as a key factor in its management's decision-making process.
Neither pre-tax income from core operations nor pre-tax income from core operations before depreciation and amortization purport to represent income or cash flow as defined under generally accepted accounting principles, and should not be considered an alternative to such measures as an indicator of Grace's performance. These measures are provided to distinguish operating results of
Grace's current business base from results and related assets and liabilities of past businesses, discontinued products, and corporate legacies including the effect of Grace's Chapter 11 proceedings.

NM - Not Meaningful

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                                     - 10 -

=================================================================================== ==================================
W.R. GRACE & CO. AND SUBSIDIARIES                                                          NINE MONTHS ENDED
CONSOLIDATED STATEMENT OF CASH FLOWS (UNAUDITED)                                              SEPTEMBER 30,
=================================================================================== ==================================
Amounts in millions                                                                       2005             2004
                                                                                    --------------- ------------------

OPERATING ACTIVITIES
Income (loss) before Chapter 11 expenses, income taxes and
     minority interest.............................................................   $    132.2     $       155.2
Reconciliation to net cash provided by (used for) operating activities:

     Depreciation and amortization ................................................         86.1              80.4
     Interest accrued on pre-petition liabilities subject to compromise............         37.7               8.7
     Net (gain) loss on sales of investments and disposals of assets...............         (0.2)              0.1
     Net gain from litigation settlement...........................................         --               (50.0)
     Provision for environmental remediation.......................................         --                20.0
     Loss on sale of business......................................................          1.1              --
     Provision for uncollectible receivables.......................................          2.2               1.5
     Income from life insurance policies, net......................................         (1.6)             (1.8)
     Payments to fund defined benefit pension plans................................        (32.8)            (27.6)
     Payments under postretirement benefit programs ...............................         (8.3)             (9.2)
     Expenditures for environmental remediation ...................................         (4.7)             (6.1)
     Expenditures for retained obligations of discontinued operations..............         (0.7)             (0.9)
     Changes in assets and liabilities, excluding effect of businesses acquired/divested and foreign currency translation:

         Working capital items.....................................................        (60.8)            (46.4)
         Other accruals and non-cash items.........................................         17.1              72.8
                                                                                      ------------- ------------------
     NET CASH PROVIDED BY (USED FOR) OPERATING ACTIVITIES BEFORE INCOME TAXES AND
     CHAPTER 11 EXPENSES...........................................................        167.3             196.7
Cash paid to settle noncore contingencies..........................................       (119.7)             --
Chapter 11 expenses paid, net .....................................................        (14.0)             (8.0)
Income taxes paid, net of refunds..................................................        (27.8)            (21.3)
                                                                                    --------------- ------------------
     NET CASH PROVIDED BY (USED FOR) OPERATING ACTIVITIES .........................          5.8             167.4
                                                                                    --------------- ------------------

INVESTING ACTIVITIES
Capital expenditures for property and equipment ...................................        (50.2)            (40.0)
Businesses acquired, net of cash acquired..........................................         (2.5)            (53.0)
Proceeds from termination of life insurance policies...............................         14.8              --
Net investment in life insurance policies .........................................         (1.8)            (13.8)
Proceeds from life insurance policies..............................................          2.2              12.5
Proceeds from sales of investments and disposals of assets.........................          1.7               1.7
Proceeds from sale of business.....................................................          4.5              --
                                                                                    --------------- ------------------
     NET CASH PROVIDED BY (USED FOR) INVESTING ACTIVITIES .........................        (31.3)            (92.6)
                                                                                    --------------- ------------------

FINANCING ACTIVITIES
Net payments of loans secured by cash value of life insurance policies.............         (0.5)             (3.2)
Net (repayments) borrowings under credit facilities ...............................         (9.7)              6.0
Fees under debtor-in-possession credit facility....................................         (1.5)             (1.6)
Proceeds from exercise of stock options............................................          3.1               0.8
                                                                                    --------------- ------------------
     NET CASH PROVIDED BY (USED FOR) FINANCING ACTIVITIES .........................         (8.6)              2.0
                                                                                    --------------- ------------------

Effect of currency exchange rate changes on cash and cash equivalents .............        (12.8)             (0.9)
                                                                                    --------------- ------------------
     INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS .............................        (46.9)             75.9
Cash and cash equivalents, beginning of period ....................................        510.4             309.2
                                                                                    --------------- ------------------
Cash and cash equivalents, end of period ..........................................   $    463.5     $       385.1
=================================================================================== =============== ==================

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                                     - 11 -

===================================================================================  ================== =====================
W.R. GRACE & CO. AND SUBSIDIARIES                                                       SEPTEMBER 30,       DECEMBER 31,
CONSOLIDATED BALANCE SHEET (UNAUDITED)                                                     2005                 2004
===================================================================================  ================== =====================
Amounts in millions

ASSETS
CURRENT ASSETS
Cash and cash equivalents .........................................................   $         463.5     $        510.4
Trade accounts receivable, net ....................................................             426.0              390.9
Inventories .......................................................................             261.1              248.3
Deferred income taxes .............................................................              29.8               16.3
Other current assets...............................................................              63.1               62.6
                                                                                     ------------------   -------------------
     TOTAL CURRENT ASSETS .........................................................           1,243.5            1,228.5

Properties and equipment, net......................................................             588.8              645.3
Goodwill ..........................................................................             104.3              111.7
Cash value of life insurance policies, net of policy loans.........................              83.0               96.0
Deferred income taxes .............................................................             667.4              667.4
Asbestos-related insurance expected to be realized after one year..................             500.0              500.0
Other assets ......................................................................             278.1              290.0
                                                                                     ------------------   -------------------
     TOTAL ASSETS .................................................................   $       3,465.1     $      3,538.9
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LIABILITIES AND SHAREHOLDERS' EQUITY (DEFICIT)
LIABILITIES NOT SUBJECT TO COMPROMISE
CURRENT LIABILITIES
Debt payable within one year ......................................................   $           2.7     $         12.4
Accounts payable ..................................................................             156.5              146.0
Income taxes payable ..............................................................              12.7                7.7
Other current liabilities .........................................................             223.9              221.5
                                                                                     ------------------   -------------------
     TOTAL CURRENT LIABILITIES ....................................................             395.8              387.6

Debt payable after one year........................................................               0.5                1.1
Deferred income taxes .............................................................              57.6               64.1
Unfunded defined benefit pension liability.........................................             434.2              424.9
Other liabilities .................................................................              51.2               75.3
                                                                                     ------------------   -------------------
     TOTAL LIABILITIES NOT SUBJECT TO COMPROMISE ..................................             939.3              953.0

LIABILITIES SUBJECT TO COMPROMISE
Pre-petition debt plus accrued interest............................................             674.7              645.8
Accounts payable...................................................................              31.5               31.3
Income tax contingencies...........................................................             126.0              210.4
Asbestos-related liability.........................................................           1,700.0            1,700.0
Environmental remediation..........................................................             318.9              345.0
Post-retirement benefits...........................................................             181.4              196.3
Other liabilities and accrued interest.............................................              67.4               78.9
                                                                                     ------------------   -------------------
     TOTAL LIABILITIES SUBJECT TO COMPROMISE.......................................           3,099.9            3,207.7
                                                                                     ------------------   -------------------
     TOTAL LIABILITIES.............................................................           4,039.2            4,160.7
                                                                                     ------------------   -------------------
SHAREHOLDERS' EQUITY (DEFICIT)
Common stock.......................................................................               0.8                0.8
Paid-in capital ...................................................................             423.4              426.5
Accumulated deficit................................................................            (505.3)            (573.2)
Treasury stock, at cost............................................................            (119.7)            (125.9)
Accumulated other comprehensive loss ..............................................            (373.3)            (350.0)
                                                                                     ------------------   -------------------
     TOTAL SHAREHOLDERS' EQUITY (DEFICIT)..........................................            (574.1)            (621.8)
                                                                                     ------------------   -------------------
     TOTAL LIABILITIES AND SHAREHOLDERS' EQUITY (DEFICIT) .........................   $       3,465.1     $      3,538.9
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